UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 9, 2019

Alector, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38792	82-2933343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd. Suite 600

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(415) 231-5660
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALEC	The NASDAQ Global Select Market

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2019, Dr. Kristine Yaffe was appointed to the Company's Board of Directors (the "Board") and to the Corporate Governance and Nominating Committee of the Board (the "Nominating Committee"). Dr. Yaffe will serve as a Class II director, with a term expiring at the Company's 2020 annual meeting of the stockholders, and will serve as a member of the Nominating Committee.

Dr. Yaffe is the Scola Endowed Chair and Vice Chair, Professor of Psychiatry, Neurology and Epidemiology and the Director of the Center for Population Brain Health at the University of California, San Francisco (UCSF) and has worked in various capacities at UCSF since 2007. Dr. Yaffe has received numerous awards including the American Academy of Neurology Potamkin Prize for Research in Pick's, Alzheimer's, and Related Diseases, a prestigious honor considered to be the Nobel Prize of Alzheimer's research. Dr. Yaffe holds a B.S. in biology-psychology from Yale University, an M.D. from the University of Pennsylvania School of Medicine, and completed residencies in neurology and psychiatry at the University of California, San Francisco.

In accordance with Company policy, Dr. Yaffe will receive annual cash compensation of $35,000 for her services as a member of the Board and an additional $4,000 per year for service as a member of the Nominating Committee, each payable quarterly in arrears on a pro-rata basis, and on August 9, 2019, Dr. Yaffe was automatically granted an option to purchase 40,000 shares of Alector common stock, which vests as to 25% of the shares on the one year anniversary of the grant date and as to 1/48th of the shares on each monthly anniversary of the grant date thereafter, provided that she remains a service provider through the applicable vesting date.  Such option will become fully vested and exercisable immediately prior to a change in control transaction, subject to Dr. Yaffe continuing to be a service provider through such change in control.

Dr. Yaffe will be eligible for further equity awards on the same terms as other continuing non-employee members of the Board. Dr. Yaffe also executed the Company’s standard form of indemnification agreement, which is attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 7, 2019 (File No. 333-229152).

There is no arrangement or understanding between Dr. Yaffe and any other persons pursuant to which Dr. Yaffe was elected as a director. In addition, Dr. Yaffe is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On August 12, 2019, the Company issued a press release announcing Dr. Yaffe’s appointment as a director. The press release is attached hereto as Exhibit 99.1.

Following Dr. Yaffe’s appointment to the Nominating Committee, the Company’s Board committees shall consist of:

Audit Committee

Louis J. Lavigne, Jr. (Chairperson)

Terry McGuire

David Wehner

Compensation Committee

Richard H. Scheller, Ph.D. (Chairperson)

Louis J. Lavigne, Jr.

Nominating and Corporate Governance Committee

Terry McGuire (Chairperson)

Richard H. Scheller, Ph.D.

Kristine Yaffe, M.D.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.Description

99.1Press Release dated August 12, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALECTOR, INC.

Date: August 12, 2019	By:	/s/ Arnon Rosenthal
Arnon Rosenthal, Ph.D.
Co-Founder and Chief Executive Officer